                                       Filed pursuant to Rule 424(b)(3) and (c)
                                                          File Number 333-24275


                  PROSPECTUS SUPPLEMENT DATED JANUARY 22, 1998
                                       to
  Prospectus Dated May 5, 1997, as Supplemented on June 2, 1997, June 6, 1997,
   July 1, 1997, July 21, 1997, July 23, 1997, July 24, 1997, July 28, 1997,
      August 8, 1997, August 15, 1997, August 19, 1997, September 2, 1997,
   September 3, 1997, September 5, 1997, September 19, 1997, October 1, 1997,
    November 7, 1997, December 3, 1997, December 31, 1997, January 8, 1998,
                     January 21, 1998 and January 22, 1998

                                  $57,500,000

                                 INTEVAC, INC.

               6 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2004 AND
            SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

     This Prospectus Supplement supplements the Prospectus dated May 5, 1997 (the "Prospectus") of Intevac, Inc. (the "Company") relating to resales from time to time by holders of $57,500,000 aggregate principal amount of 6 1/2% Convertible Subordinated Notes due 2004 (the "Convertible Notes") of the Company issuable upon the conversion of the Convertible Notes (the "Convertible Shares"). The Convertible Notes and the Conversion Shares may be offered from time to time for the accounts of the securityholders named herein (the "Selling Securityholders"). The Convertible Notes and Conversion Shares issuable upon conversion thereof were issued in a private placement by the Company to certain institutional investors and non-U.S. Investors in February and March of 1997. The Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                            SELLING SECURITYHOLDERS

     The following table sets forth information, with respect to the Selling Securityholders and the respective principal amount of Convertible Notes beneficially owned by each such Selling Securityholder that may be sold, and the number of Conversion Shares that may be sold, by the Selling Securityholders pursuant to this Prospectus. Other than as set forth below, none of the Selling Securityholders has, or within the past three (3) years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Securityholders may offer all or a portion of the Convertible Notes and the Conversion Shares pursuant to this Prospectus, no estimate can be given as to the amount of Convertible Notes or the Conversion Shares that will be held by the Selling Securityholders upon termination of any such sale. The following table is based upon information furnished to the Company by the Depository Trust Company, New York, New York and the Selling Securityholders:
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

                         PRINCIPAL AMOUNT
                          OF CONVERTIBLE
                               NOTES                                NUMBER OF
                           BENEFICIALLY        PERCENT OF           CONVERSION
   SELLING                OWNED AND THAT       OUTSTANDING       SHARES THAT MAY
SECURITYHOLDER             MAY BE SOLD      CONVERTIBLE NOTES       BE SOLD(1)
--------------           ----------------   -----------------    ---------------

Robertson Stephens & Co.,
 L.L.P.(2)                   $5,000,000           8.7%              242,424

Swiss Bank Corporation -     $  500,000            .9%               24,242
    London Branch


----------------------------

(1) Assumes conversion of the full amount of Convertible Notes held by such holder at the initial rate of $20.625 in principal amount of Convertible Notes per share of Common Stock.

(2) This selling securityholder served as an underwriter of the Convertible Notes and received customary compensation in connection therewith.

     Information concerning the Selling Securityholders may change from time to time and will be set forth in future supplements. In addition, the per share conversion price, and therefore the number of shares of Common Stock, are subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock offered hereby may increase or decrease. As of the date of this Prospectus Supplement, the aggregate principal amount of outstanding Convertible Notes is $57,500,000 and the number of shares of Common Stock into which the Convertible Notes may be converted is 2,787,878 shares.